Exhibit 99.1 (b) 6
TechRx Incorporated

Notes to Consolidated Financial Statements

May 31, 2002

1.    Business and Significant Accounting Policies

Nature of Business

TechRx Incorporated (TechRx or the Company) was incorporated in 1992. The Company was in the business of providing software solutions to high volume pharmacies including providing central processing and central fill software, a product that enables retail pharmacies to integrate with a high-volume environment and process prescriptions in a more cost-efficient manner. In fiscal 2000, the Company completed a series of acquisitions to gain a presence in the retail pharmacy systems market in order to better integrate its service offerings to the market.

The Company is currently the leading pharmacy software systems provider in the United States and Canada serving all segments of the pharmacy market including: 1) retail pharmacy chains; 2) retail independent pharmacies; and 3) high-volume pharmacies such as mail service and institution-based pharmacies. In response to industry needs including a severe shortage of pharmacists, the Company is in the process of developing T-Rex One, a new host-based software product that will eventually replace all existing store-based systems and provide retail chains, retail independents and high-volume pharmacies with a single integrated solution.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

The Company changed its year-end to May 31, 2002 from its previous year-end of June 30 of each year. Accordingly, the statements of operations, stockholders’ equity and cash flows and the information in the footnotes for 2002 represent the eleven-month period ended May 31, 2002 and a full year ended June 30, 2001.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

1.    Business and Significant Accounting Policies (continued)

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is its local currency. The assets and liabilities are translated at the period-end exchange rate, and statements of operations are translated at the average exchange rate during the year.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. The amounts held by major financial institutions may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and, therefore, are subject to minimal use.

Receivables

Unbilled receivables of $829,000 and $996,000 in 2002 and 2001 are included in accounts receivable and represent recorded revenue that is billed by the Company immediately subsequent to each month-end.

Credit is extended after an evaluation of the customer’s financial condition and generally collateral is not required. The provision for bad debt expense recognized in 2002 and 2001 was $618,000 and $413,000, respectively. During 2002 and 2001, $709,000 and $579,000, respectively, of receivables were charged against the allowance.

Inventories

Inventories (included in prepaid expenses and other current assets) consist of replacement parts and supplies for customer installed systems. Inventories are recorded at cost or market (net realizable value), if lower. At May 31, 2002 and June 30, 2001, the Company has an allowance for obsolescence of $562,000 and $791,000, respectively. The allowance is based upon historical experience and management’s estimate of future demand for the on-hand parts and supplies.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

1.    Business and Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (generally three to ten years). Leasehold improvements are amortized over the lesser of their useful lives or the remaining lease term of the lease. Amortization of assets under capital leases is included in depreciation and was not material to the Company’s operating results.

Construction in progress in 2002 represents equipment direct costs of approximately $560,000 and capitalized interest of approximately $11,000 in 2002 incurred in connection with the Company’s new hosting location. Depreciation on this asset will be recorded over five years after it is placed into service, which is expected to be in fiscal 2003.

Upon disposal, assets and related accumulated depreciation are moved from the Company’s accounts and the resulting gains or losses are reflected in the statement of operations. Repairs and maintenance are expensed as incurred.

Intangible Assets

Goodwill is related to our acquisitions and is discussed in Note 3. Amortization is recorded on a straight-line basis over the estimated useful lives of 15 years for goodwill in 2001.

Effective July 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and certain indefinite-lived intangible assets are no longer amortized but are subject to annual impairment tests or more frequently when events or circumstances occur indicating that goodwill might be impaired. Other intangible assets will continue to be amortized over their useful lives. The effect of this accounting change as of July 1, 2001 is reflected prospectively in the financial statements.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

1.    Business and Significant Accounting Policies (continued)

Supplemental comparative disclosure as if the change had been retroactively applied to the prior year ended June 30, 2001 is as follows (in thousands):

	2002	2001
Net loss:
As reported	$(13,764)	$(26,527)
Goodwill amortization	—	3,172

Adjusted net loss	$(13,764)	$(23,355)

For the year ended June 30, 2001, the Company evaluated impairment of goodwill and other long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. An impairment review is performed whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. In accordance with this Statement, when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. During 2001, the Company recorded an impairment charge of $7,102,000 (Note 12).

At May 31, 2002, the Company determined that the fair value applicable to goodwill and other intangible assets exceeded recorded values and, accordingly, these assets are believed to be recoverable.

Additionally, Intangible assets consists of market development costs payable for sales and marketing support including sales and marketing assistance and transition support with major chain customers provided by NDCHealth Corporation (NDCHealth or NDC) under a long-term fixed contractual commitment negotiated concurrently with the Company’s acquisition of NDC’s Pharmacy Systems business.

Amortization is recorded on a straight-line basis over the estimated useful lives of 3 years for market development costs. Market development costs are scheduled to be fully amortized by June 30, 2003 with corresponding amortization estimated to be $6,000,000 and $500,000 for fiscal 2003 and 2004, respectively.

4

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

1.    Business and Significant Accounting Policies (continued)

Stock-Based Compensation

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25), provided the Company discloses the pro forma effect on net income of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures (Note 11).

Software Development Costs

Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. The Company’s practice is that technological feasibility is generally determined at the completion of detail software design or the completion of a working model, whichever is more appropriate in each circumstance. Amortization of capitalized software development costs begins when the related product is available for general release to clients and is provided for each product based on the greater of the relationship of current year revenues of the product to anticipated total revenues or the straight-line amortization of such costs over their estimated useful lives (generally a five-year period). In 2002, in accordance with this policy, the Company determined that its T-Rex One product and certain major enhancements to existing products had reached technological feasibility based upon completion of detailed software design and, accordingly, the Company capitalized $6,401,000 (including interest of $124,000) for the development of these products. Prior to the current period, the Company had not capitalized any software development costs, other than acquired software, as costs incurred subsequent to determination of technological feasibility were not material. During 2001, all previously acquired software was written off in conjunction with a restructuring (Note 12).

Fair Value of Financial Instruments

For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts receivable—related party, notes receivable, and accounts payable, recorded amounts approximate fair value due to the relatively short maturity period. Additionally, at May 31, 2002

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

1.    Business and Significant Accounting Policies (continued)

and June 30, 2001, the carrying amount of the Company’s fixed rate debt approximates market based upon recent quotes for debt instruments with similar terms, degrees of risk and remaining maturities. The estimated fair values may not be representative of the actual values of these financial instruments that could have been realized as of the period-end or that will be realized in the future.

Revenue Recognition

In October 1997, the American Institute of Certified Public Accountants issued SOP No. 97-2, Software Revenue Recognition, which was effective for the Company’s fiscal year beginning July 1, 1998. This SOP provides guidance on applying accounting principles generally accepted in the United States for software revenue recognition transactions.

Revenues from the sale of software licenses and implementation services are recognized upon the date that the software is in operation at the customer site where vendor specific objective evidence (VSOE) has been established for the undelivered elements of the customer contract, which typically is maintenance. In these cases, the maintenance revenue and associated costs are recognized over the term of the maintenance contract. Where VSOE cannot be established for undelivered elements within the contract, the revenue and associated costs for implementation services are deferred and recognized upon acceptance over the remaining term of the contract, typically two or three years. The revenue and related costs associated with the sale of hardware is recognized upon delivery.

Revenues from transaction-based fees are recognized as customer transactions occur at the transaction rate applicable to the estimated volumes as setforth in the contracts.

Revenues from data sales are recognized as the data is transferred to the customer, typically straight line; over the term of the data supply agreement.

Advertising

Advertising and promotion costs are expensed as incurred and for 2002 and 2001 totaled approximately $1,033,000 and $1,005,000, respectively. In addition, certain advertising and promotional costs are included in the market development obligations paid to NDC (Note 2).

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

1.    Business and Significant Accounting Policies (continued)

Income Taxes

The Company follows the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value.

2.    Related Party Transactions

Merger with NDC

On May 28, 2002, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with NDCHealth and NDC Acquisition Corp. (together, NDC) under which NDC agreed to acquire the Company in a two-step transaction. Under the first step, which closed on May 28, 2002, NDC exercised warrants to purchase 3,097,893 shares of Series C Nonvoting Convertible Preferred Stock (Series C Stock) (convertible into 3,333,333 shares of common stock) for $10 million and acquired 5,748,400 shares of common stock and 3,000,000 shares of Series B Convertible Preferred Stock (Series B Stock) from certain shareholders. The effect of these transactions resulted in NDC owning 24,579,892 shares of common stock or a 62.9% controlling interest in the outstanding shares of Company capital stock. Under the second step, which is expected to close on or about May 31, 2003, subject to certain conditions being met, NDC will acquire the remaining shares in the Company from minority shareholders for cash, NDC shares or a combination of cash and NDC shares. The amount of the payment to shareholders will be determined based upon the satisfaction of certain milestones by the Company as set forth in the Merger Agreement. Under the terms of the Merger Agreement, NDC agreed to pay or reimburse the Company for transaction costs associated with the Plan of Merger ($566,000) and personnel related restructuring costs caused as a result of combining certain activities with NDC ($1,449,000) . These costs totaled approximately $2,015,000 (including $300,000 of costs paid directly by NDC) and have been included as expenses within the Company’s financial statements. At May 31, 2002, the reimbursable portion of these costs were included in accounts receivable and paid-in capital.

Additionally, upon entering into the Merger Agreement on May 28, 2002, NDC agreed to fund the cash needs of the Company through the expected closing date of the second step of the

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

2.    Related Party Transactions (continued)

transaction. NDC further agreed to fund the Company’s operations for a period not to exceed six months from the date of termination should the second step of the transaction not close.

Immediately following the signing of the Merger Agreement, NDC converted its Series B Stock and Series C Stock to common stock. Pursuant to the Company’s Articles of Incorporation, the Series A Convertible Preferred Stock (Series A Stock) automatically converted into common stock twenty days after notice to shareholders of the Series B Stock conversion. Accordingly, as of July 1, 2002, 39,072,171 shares of common stock represented the remaining outstanding capital of the Company.

Transactions with NDC

In conjunction with the acquisition of NDC’s pharmacy systems business (Note 3), the Company entered into several agreements with NDC. Activity under these agreements was as follows:

The Company agreed to supply pharmaceutical prescription data to NDC under a Data Supply Agreement. The agreement covers a ten-year period beginning July 1, 2000. The Company receives $1 million per year, payable quarterly, under this agreement.

Transition services for the entities acquired by TechRx from NDC were provided by NDC during 2001 under a Transition Service Agreement. Additionally during 2002 and 2001, NDC has provided certain computer services to the Company, which approximates $45,000 per month.

The Company purchases network claims processing services from NDC and provides these services as part of its product and service offering to independent pharmacies. The Company is obligated to renew network claims processing contracts with NDC for customers acquired in the NDC pharmacy systems business acquisition at rates in place at the acquisition date until the customers are transitioned from the NDC legacy products to the Company’s new T-Rex One product.

Under its Market Development Agreement with NDC, the Company is committed to pay NDC certain fixed and variable amounts over a ten-year period for sales and marketing assistance and support with major chain customers. Fees under this agreement are fixed at $5.5 million, $6.0 million, and $6.5 million for the periods ending June 30, 2001, 2002, and 2003, respectively, and variable amounts thereafter based on transaction volumes processes through the

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

2.    Related Party Transactions (continued)

Company’s systems. The fixed value of these costs was capitalized as market development costs and is being amortized over three years.

In November 2001, the Company entered into an ASP Hosting Agreement with NDC under which NDC agreed to host the Company’s data center at its facility. Under this agreement, NDC agreed to acquire hardware and certain third party software required to operate the Company’s software products and lease them to the Company (Note 5). The total leased amount was $1,592,000 with a 48-month term. The equipment acquired under capital leases with NDC had not been placed in service as of May 31, 2002. In addition, the Company pays NDC certain fees for data center facilities, communication costs and technical services.

For the eleven-month period ended May 31, 2002 and the year ended June 30, 2001, material transactions with NDC, in addition to various investment and debt transactions disclosed in Notes 5, 6 and 7, included the following (in thousands):

	2002	2001
Income Statement
Revenue from sale of data to NDC	$996	$1,020

Network claims processing purchased from NDC	$4,268	$5,927
Sales and marketing costs to NDC	$5,500	$6,000
Computer and transition services purchased from NDC	$543	$923
Interest expense to NDC	$323	$235

Balance Sheet
Accounts receivable from NDC	$1,962	$270
Accounts payable for claims processing to NDC	$2,124	$1,765
Dividends payable to NDC	$646	$–
Long-term obligations due to NDC (Note 5)	$13,418	$18,275

Notes Receivable—Employees

During 2002 and 2001, promissory notes in the amount of $139,000 and $38,000, respectively, were received by the Company from employees in conjunction with the issuance of 184,000 common shares and 38,000 common shares, respectively, by the Company pursuant to option exercises. The notes bear interest at the annual rate of 7% and are due from September 22, 2002 to June 1, 2003. Notes in the amount of $150,000 are full recourse and $27,000 of the notes have security limited to the underlying stock. The nonrecourse notes with a fixed interest rate result in

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

2.    Related Party Transactions (continued)

variable accounting for the stock purchased until the related note is repaid. As a result, $349,000 of stock-based compensation was recorded during fiscal 2002.

3.    Acquisitions

On March 30, 2001, the Company acquired the Renlar Systems business (Renlar) from Cardinal Health Systems, Inc. for an aggregate purchase price of $4,562,000 consisting of $1,500,000 in cash, a $3,000,000 note payable, and $62,000 of transaction costs. This transaction was accounted for as a purchase in accordance with APB No. 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $4,617,000 is classified as goodwill and was being amortized over 15 years beginning with the acquisition date. During 2001, a portion of the goodwill related to Renlar was impaired (Note 12). In accordance with SFAS No. 142, amortization of the remaining goodwill ceased on June 30, 2001.

On October 31, 2000, the Company acquired a worldwide exclusive license to the pharmacy system developed by DCH Technologies, Inc. (DCH) for $2,262,000 (including a $1,000,000 advance payment against future license fees), forgiveness of an $800,000 note receivable and ongoing royalties based on revenues derived from the license and/or sale of products using the DCH developed technology for five years. Concurrent with the acquisition of this license, the Company acquired all of the outstanding stock of Flux Technologies, Inc. (Flux) for approximately $1,369,000 (including $21,000 of transaction costs), which had certain rights in the DCH technology. In December 2000, the Company permitted DCH to license its product to a single customer in Europe in consideration for DCH waiving any future license fees owed by the Company, which may have been due under the original agreement. This transaction was accounted for as a purchase in accordance with APB No. 16. The excess of the purchase price over the fair value of tangible assets, and liabilities assumed of $1,363,000 was assigned to goodwill and was being amortized over 15 years beginning with the acquisition date. The value of the acquired technology from DCH and goodwill associated with Flux was impaired and written off during 2001 (Note 12).

On July 1, 2000, the Company acquired the assets of the NDC pharmacy systems business from NDC. The aggregate purchase price of $25,661,000 (including transaction costs of $513,000) consisted of $22,500,000 in cash plus warrants to purchase up to 7,000,000 shares of Series C Stock (Note 7). This transaction was accounted for as a purchase in accordance with APB No. 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $27,689,000 is classified as goodwill and was being amortized over 15 years beginning with the acquisition date. In accordance with SFAS No. 142, amortization ceased on June 30, 2001. In

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TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

3.    Acquisitions (continued)

conjunction with the acquisition, the Company signed various other agreements with NDC (Note 2).

On February 1, 2000, the Company entered into an agreement to purchase all of the stock of Condor Corporation (Condor). The aggregate purchase price of $9,097,000 (including transaction costs of $92,000), consisted of $5,005,000 in cash, and 4,000,000 shares of the Company’s common stock. This transaction was accounted for as a purchase in accordance with APB No. 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $7,560,000 is classified as goodwill and was being amortized over 15 years beginning with the acquisition date. In accordance with SFAS No. 142, amortization ceased on June 30, 2001.

Had these acquisitions taken place at the beginning of fiscal 2001, the unaudited pro forma results of operations would have been as follows (in thousands):

Year ended June 30, 2001
Revenue	$48,671
Operating loss	$(26,908)
Net loss	$(27,135)

4.    Line of Credit

In September 1999, the Company entered into a borrowing arrangement with Silicon Valley Bank (SVB), which was amended in October 2000, March 2001 and April 2002 (SVB Borrowing). Under the SVB Borrowing, the Company may borrow up to $3,000,000 for working capital needs at the bank’s prime rate plus 1%, and up to an additional $2,000,000 for equipment purchases at a rate equal to the 36-month treasury yield plus 300 basis points plus a final payment equal to 5% of the amount borrowed. Borrowings under the equipment facility portion of the SVB Borrowing totaling approximately $1.3 million were converted into 36-month term loans. The SVB Borrowing contains affirmative covenants, including the obligation to provide regular reports to SVB, negative covenants and financial covenants, including a debt service coverage requirement. Total amounts available under the SVB Borrowing are limited by a borrowing base consisting of qualified accounts receivable and are secured by all tangible assets and a negative

11

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

4.    Line of Credit (continued)

pledge on the intellectual property assets of the Company. The working capital facility expires in April 2003. At May 31, 2002 and June 30, 2001, borrowings under the SVB Borrowing were as follows (dollars in thousands):

	2002	2001
Maximum borrowings	$1,873	$2,114
Average outstanding balance	$1,573	$1,168
Average interest rate	8.83%	8.84%

5.    Long-Term Obligations

Term Debt

NDC

In October 2000, the Company borrowed $4,400,000 from NDC under a convertible subordinated note payable at the end of three years (October 2003). The note carries an interest rate of 8% and, at NDC’s option, is payable in cash or stock at the time of retirement. If NDC elects to receive stock, it can convert the note into common stock at the lower of $9.00 per share or 85% of the offering price if the Company undertakes an initial public offering.

Other

In April 2001, the Company issued a three-year note to Cardinal Health Systems, Inc. (Cardinal) for $3,000,000 in conjunction with the acquisition of the Renlar Systems business (Note 3). The note carried an interest rate of 10% and was payable in equal semiannual installments of principal plus accrued interest beginning October 2001. The acquired fixed and intangible assets of the Renlar Systems business were pledged as collateral under this note. In addition, Cardinal shared a security interest in 50% of accounts receivable from Renlar customers with SVB. The note was repaid in full on May 28, 2002.

On October 31, 2001, the Company entered into a loan agreement with a chain customer for up to $22.75 million. Tranche A, consisting of $11.375 million of the loan amount, was advanced on October 31, 2001 with the remainder (Tranche B) to be advanced upon completion of certain development milestones with respect to a contract related to the T-Rex One software.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

5.    Long-Term Obligations (continued)

The loan carries an interest rate of 8%. In conjunction with this loan, the Company issued contingently exercisable warrants to purchase 4,550,000 shares of its common stock at $5 per share. The loan can be converted at the option of the holder into prepayment credits for the Company’s T-Rex One product upon implementation. If the loan is converted to prepayment credits, the warrant will become exercisable. In addition, the warrant contains a put feature that becomes operative two years from the conversion date. If the put feature is exercised, the redemption price for the warrant is the greater of the intrinsic value of the warrant or $41 million. The obligation of the chain customer to make Tranche B of the loan expires on September 30, 2002, subject to the customer’s right to extend, at its sole discretion. The customer has the option, subject to certain requirements, not to make Tranche B of the loan and to require mandatory repayment on the Tranche A loan with six months notice. Interest and principal are payable in a single installment on the maturity date of February 1, 2003. The loan is subordinated to the SVB Borrowing but senior to all other loans not defined as senior indebtedness.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

5.    Long-Term Obligations (continued)

Debt and obligations to NDC (including capital leases) outstanding as of May 31, 2002 and June 30, 2001 are as follows (in thousands):

	2002	2001
Term debt
Equipment notes—SVB	$1,256	$1,931
Note payable chain customer	11,906	–
Cardinal Health Systems note	–	3,000
Other	125	134

Total term debt	13,287	5,065
Less current portion	12,737	1,790

Long-term debt	$550	$3,275

Obligations to NDC (including capital leases)
Capital leases—NDC (Note 8)	$1,476	$–
Subordinated notes—NDC	4,400	4,400
Market development obligations (Note 2)	7,542	13,875

Total long term obligations—NDC	13,418	18,275
Less current portion	6,287	5,875

Long-term portion of obligations—NDC	$7,131	$12,400

Principal payments due under the above agreements are as follows:

Fiscal year ending May 31:
2003	$19,024
2004	6,971
2005	417
2006	293

$26,705

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

6.    Stockholders’ Equity

Preferred and Common Stock

In July 2000, the Board of Directors adopted, and the Company’s shareholders approved, an amendment to the Company’s Articles to create the Series C Preferred Stock, as discussed below, with 19,669,500 shares authorized.

Effective February 8, 2001, the Board of Directors adopted, and the Company’s shareholders approved, an amendment to the Company’s Articles to increase the number of shares of common stock that the Company is authorized to issue from 60,000,000 to 90,000,000 and to increase the number of shares of preferred stock that the Company is authorized to issue from 30,000,000 to 37,500,000.

At May 31, 2002, the number of authorized shares of common stock and preferred stock was 90,000,000 shares and 37,500,000 shares, respectively. The common and preferred stock is designated as follows:

	Number of Shares Authorized	Number of Shares Outstanding	Shares Reserved for Future Issuance
Convertible preferred stock:
Series A—voting	7,033,500	6,973,500	—
Series C—nonvoting	19,669,500	—	5,938,007
Redeemable convertible preferred stock:
Series B—voting	3,000,000	—	—
Common stock	90,000,000	32,098,671	26,988,501

In September 1999, pursuant to a recapitalization transaction approved by shareholders, 6,973,500 shares of common stock were converted to Series A Stock. 6,973,500 shares of Series A Stock, representing all the outstanding shares of this class, were converted into 6,973,500 shares of common stock effective July 1, 2002.

In September 1999, the Company issued 3,000,000 shares of Redeemable Convertible Series B Stock (Series B Stock) at a purchase price of $1 per share for an aggregate consideration of $3,000,000 (less $217,000 in fees and expenses). 3,000,000 shares of Series B Stock, representing all the outstanding shares of this class, were converted into 3,000,000 shares of common stock on May 29, 2002.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

6.    Stockholders’ Equity (continued)

In July 2000, convertible debt in the amount of $4,500,000 was converted into 1,500,002 shares of common stock.

In July 2000, the Company issued 7,728,614 and 2,100,000 shares of Series C Convertible Preferred Stock (Series C Stock) and common stock, respectively, to NDC for consideration of $32,500,000. In connection with this issuance of stock, the Company incurred $400,000 in transaction costs, which included the issuance of 66,667 shares of common stock valued at $200,000. The Series C Stock purchase agreement also included a call option exercisable by the Company. The Company exercised its call option in January 2001, and NDC acquired an additional 1,666,666 shares of Series C Stock for $5,000,000.

On May 28, 2002, NDC acquired all outstanding shares of the Series B Stock (3,000,000 shares) from the previous shareholder. In addition, NDC exercised warrants for 3,097,893 shares of the Series C Stock for $10,000,000. Thereafter, as discussed above, NDC converted all Series B Stock (3,000,000 shares) and Series C stock (12,761,610 shares with a conversion ratio of 1.076:1) into 16,731,492 shares of common stock. In addition, under the terms of the Company’s Certificate of Designation for the Series A Stock and Series B Stock, the conversion of Series B Stock caused the 6,973,500 shares of Series A Stock to be automatically converted into 6,973,500 shares of common stock effective July 1, 2002.

Dividends

The holders of Series A Stock are entitled to receive dividends as, if and when declared by the Board of Directors. No dividends were declared on Series A Stock.

The holders of Series B Stock were entitled to receive dividends at a rate of $.08 per share (adjusted to reflect any stock splits, stock dividends, combinations, recapitalization or reorganization). Dividends accrued from the original issuance date September 1999, but were only to be paid when and if determined by the Board of Directors or upon liquidation of the Company or conversion of the Series B Stock to common stock. Dividends on Series B Stock were cumulative. The Series B Stock was converted by NDC into common stock on May 29, 2002; therefore, accumulated dividends of $646,000 are due and payable to NDC in cash or additional shares of common stock, at the option of NDC.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

6.    Stockholders’ Equity (continued)

The holders of Series C Stock are entitled to receive an annual dividend, payable only in additional shares of Series C Stock, in an amount equal to 5% of the outstanding shares of the Series C Stock. Dividends are payable on the 27th day of July of each year, commencing July 27, 2001. In 2002, the Company issued 460,177 shares of Series C Preferred stock as payment of $1,485,000 of dividends.

Liquidation and Redemption

In the event of liquidation of the Company, holders of Series B Stock, prior to the payment on any other outstanding class of capital stock, were entitled to receive an amount equal to $1.00 per share plus any accrued but unpaid dividends. After payment on the Series B Stock, and prior to the payment on any other outstanding class, holders of Series A Stock were entitled to receive an amount equal to $1.00 per share. After payment on the Series B Stock and Series A Stock, the holders of Series C Stock are entitled to receive an amount equal to $3.39 per share prior to any payment on the common stock. Any remaining assets would then be distributed on a pro rata basis among the holders of the common stock.

The Series A Stock, Series C Stock and common stock have no redemption features. The Series B Stock was redeemable at the option of the holders of a majority of the Series B Stock at any time after June 30, 2002. During 2002 and 2001, $206,000 and $66,000, respectively, were accreted as dividends utilizing the interest method so that, at the redemption date, the accreted amount will equal the redemption amount.

All applicable liquidation preferences and redemption features of the Series A Stock and Series B Stock expired upon conversion of those classes into common stock.

Conversion

Each share of Series A Stock and Series B Stock was convertible into one share of common stock (subject to adjustment in the case of a stock dividend, stock split, reverse stock split or recapitalization transaction).

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

6.    Stockholders’ Equity (continued)

Each share of Series C Stock was convertible into shares of common stock at any time prior to January 27, 2003 as follows:

Prior to July 27, 2001	1.13 shares of common stock
After July 27, 2001 and prior to July 27, 2002	1.076 shares of common stock
After July 27, 2002 and prior to July 27, 2003	1.025 shares of common stock
July 27, 2003 and thereafter	1 share of common stock

As discussed above, all outstanding Series C Stock was converted to common stock during 2002.

Mandatory Conversion

Each share of Series A Stock will automatically convert into common stock upon any event, which results in mandatory conversion of Series B Stock or at such a time as all the shares of Series B Stock then outstanding have voluntarily converted into common stock. Pursuant to this provision, upon NDC’s voluntary conversion of the Series B Stock in May 2002, all shares of Series A Stock automatically converted to common stock on July 1, 2002.

7.    Warrants

Debt

In conjunction with certain bridge loans in January 2000, the Company issued 450,000 warrants to purchase common stock at an exercise price of $1.00 per share. These warrants are immediately exercisable and expire five years from the date of issuance. The fair value of these warrants of $140,000 was initially recorded as a debt discount and then amortized as interest expense over a 12-month period. During fiscal 2001, the remaining debt discount of $82,000 was amortized as interest expense.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

7.    Warrants (continued)

In connection with the SVB Borrowing (Note 4), in September 1999 and October 2000, the Company issued 60,000 and 35,000 warrants to purchase common stock at an exercise price of $1.00 and $3.00 per share, respectively. These warrants are immediately exercisable and expire five years from the date of issuance. The fair value of the warrants issued in September 1999 was not significant. The fair value of warrants issued in October 2000 was $32,000. This amount was amortized into interest expense over 12 months (term of SVB Borrowing).

In conjunction with a debt agreement with a third party (Note 5), the Company issued 4,550,000 warrants to purchase shares of its common stock at $5 per share in October 2001. These warrants become exercisable only upon the effective date of a service agreement under which the third party licenses the use of the Company’s T-Rex One product. The warrants carry certain guarantees of value and provide the holder a put option which is payable as credits against future license and service fees once they become exercisable. No value was assigned to these warrants at May 31, 2002, because the exercisability of the warrants is contingent upon a future event.

Equity

In May, June and September 1999, management completed private placement offerings. In connection with these offerings, the Company issued warrants to purchase 1,844,700 shares of common stock. These warrants vested immediately and expire seven years from the date of grant or three years after the date of an initial public offering, as defined in the warrant agreement, whichever is later. These warrants have an exercise price of $1.00 per share. The fair value of warrants issued in May, June and September 1999 was $600,000. These amounts were recorded as transaction costs related to the issuance of the Series A Stock and Series B Stock in the amounts of $460,000 and $140,000, respectively.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

7.    Warrants (continued)

In connection with the acquisition of the NDC pharmacy systems business (Note 2), the Company issued a total of 7,000,000 warrants to NDC to purchase Series C Stock. The fair value of these warrants of $2,648,000 was recorded as additional purchase price. These warrants expire five years from the date of issuance. Vesting and exercise prices are as follows:

	Maximum Number of Warrants	Exercise Price Per Share
Prior to July 27, 2002	6,505,576	$3.228
Prior to July 27, 2003	6,829,268	$3.075
July 27, 2003 and thereafter	7,000,000	$3.000

At May 31, 2002, warrants to purchase 2,633,210 shares of Series C Stock remained outstanding (Notes 2 and 6). However, the number of Series C warrants will increase to 2,764,228 (at a conversion ratio of 1.025:1) after July 27, 2002.

Fair Value

The fair values of all the warrants described above, where a measurement date has been reached, were estimated using the Black-Scholes option valuation model with the following assumptions: dividend yield of 0.0%, average risk-free interest rate of 5.8%, 6.06% and 5.27%, volatility of 18%, and an estimated life of two to five years.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

7.    Warrants (continued)

The following table summarizes common stock warrant activity for the eleven months ended May 31, 2002 and the year ended June 30, 2001:

	Warrants Outstanding	Warrant Price Range Per Share
Balance, June 30, 2000	2,354,700	$1.00
Warrants granted	35,000	$3.00
Warrants exercised	—	—
Warrants forfeited	—	—

Balance, June 30, 2001	2,389,700	$1.00–$3.00
Warrants granted	4,550,000	$5.00
Warrants exercised	—	—
Warrants forfeited	—	—

Balance, May 31, 2002	6,939,700	$1.00–$5.00

At May 31, 2002, 2,389,700 warrants to purchase common stock were exercisable at prices ranging from $1.00 to $3.00 per share.

8.    Leases

The Company’s operating lease obligations are for office space and office equipment. The related party capital lease obligations relate to a NDC hosting facility, which has not been placed into service as of May 31, 2002. Other capital lease obligations relate to equipment purchases. These capital and operating leases expire in various years through 2007 and may be renewed for periods ranging from one to five years. Future minimum payments and other amounts under capital leases are included in the maturity tables in Note 5.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

8.    Leases (continued)

Noncancelable operating leases with initial terms of one year or more consisted of the following at May 31, 2002 (in thousands):

Operating Leases
Year ending May 31:
2003	$1,835
2004	1,666
2005	1,536
2006	815
2007	190
Thereafter	—

Total minimum lease payments	$6,042

Rent expense in 2002 and 2001 was $1,606,000 and $2,436,000, respectively. Amortization of leased assets will be included in depreciation and amortization expense once the assets are placed in service.

9.    Deferred Taxes

The Company conforms to the accounting policies of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires use of an asset and liability method of accounting for income taxes.

For the eleven months ended May 31, 2002, loss before income taxes for the U.S. and Canadian operations was $12,944,000 and $820,000, respectively.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

9.    Deferred Taxes (continued)

The 2001 provision for income tax expense includes $51,000 and $9,000 of deferred federal and state taxes, respectively.

The reconciliation of the Company’s effective tax rate to the federal statutory rate is as follows:

	2002	2001
Income tax provision at the statutory rate	34%	34%
Increases (decreases):
State income taxes	6%	6%
Nondeductible items	(.5)%	(2.6)%
Change in valuation allowance	(39.5)%	(37.4)%

Total income tax expense	—%	—%

Components of deferred income taxes are comprised of the following as of May 31, 2002 and June 30, 2001 (in thousands):

	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$12,273	$5,169
Temporary difference for amortization of intangibles	4,597	4,098
Temporary difference for depreciation of fixed assets	103	137
Financial statement accruals and reserves not currently deductible for tax purposes	2,684	4,326
Other	13	11

Total deferred tax assets	19,670	13,741
Deferred tax liabilities:
Difference in accounting for capitalized software	(2,712)	—
Difference in accounting method cash and accrual	(33)	(67)

Total deferred tax liabilities	(2,745)	(67)
Valuation allowance	(16,925)	(13,674)

Net deferred tax asset	$—	$—

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

9.    Deferred Taxes (continued)

The Company has provided for a valuation allowance of $16,925,000 and $13,674,000 on the deferred tax assets in fiscal years 2002 and 2001, respectively, as it is uncertain if any of the deferred tax assets may be realized.

The net operating losses can be utilized to offset future taxable income. If not used, these federal carryforwards will begin to expire in 2020. State net operating losses can be utilized to the extent of $2,000,000 per year in Pennsylvania. If not utilized, these carryforwards will begin to expire in 2010.

10.    Retirement Plans

The Company sponsors a defined contribution profit sharing plan covering substantially all of its employees. Company contributions are determined at the discretion of management with a limit of 15% of each covered employee’s salary. The plan also contains a 401(k) provision that allows for employees to elect to contribute a portion of their salary to the retirement plan. There were no discretionary profit sharing contributions declared for 2002 or 2001. The Company contributed a discretionary 401(k) match in 2002 and 2001 of $316,000 and $256,000, respectively.

11.    Stock Option Plan

During 1999, the Company adopted a stock incentive compensation plan (the Plan), which provides for the issuance of common stock options for officers, directors, employees, and consultants. A total of 6,686,005 shares of the Company’s common stock may be issued pursuant to the Plan. Options under the Plan will generally expire ten years from the date of grant. Options granted under the Plan vest over three years and become immediately vested and exercisable upon a change of control, as defined in the Plan. A change of control occurred on May 28, 2002, at the time that NDC became the majority shareholder of the Company (Note 2). Accordingly, all options outstanding prior to May 28, 2002 immediately vested on that date. Additionally, during 2002 a stock compensation charge of $347,000 was recorded as a result of a new measurement date created by extending the option exercise periods for individuals terminated or to be terminated in conjunction with a restructuring (Note 12).

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Had compensation cost for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

11.    Stock Option Plan (continued)

Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company’s net loss would have been increased by approximately $253,000 and $363,000 in fiscal 2002 and 2001, respectively. The effects of applying SFAS No. 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years. The following weighted average assumptions were used in the Black-Scholes pricing model: volatility of 47.0% and 18.0% in 2002 and 2001, respectively, dividend yield of 0.0%, an expected life of three and four years, and average risk-free interest rates of 3.48% and 5.80% for fiscal 2002 and 2001, respectively.

	Options	Option Price Range Per Share	Weighted Average Exercise Price
Options outstanding, June 30, 2000	3,090,833		$.69
Granted	1,911,500	$1.00-$3.00	$2.93
Exercised	148,268	$0.20-$3.00	$.74
Forfeited	259,501	$0.20-$3.00	$2.26

Options outstanding, June 30, 2001	4,594,564		$1.54
Granted	1,975,825	$3.00-$4.00	$3.33
Exercised	243,974	$0.20-$3.00	$.73
Forfeited	722,068	$0.20-$3.00	$2.15

Options outstanding, May 31, 2002	5,604,347		$2.12

As of May 31, 2002, the weighted average remaining contractual life on the plan options outstanding was 8.4 years. As of May 31, 2002, 5,604,347 options were exercisable under this plan.

12.    Restructuring of Operations

In December 2000, the Company changed its product strategy from pursuing an integration of retail systems to its central fill/central processing software to a broader strategy. The new strategy included an all-encompassing product, T-Rex One, which by design would eliminate the need for store-centric software and would include all the benefits of central processing and fill. As a result of this decision, the Company embarked on an aggressive new product development program and announced that legacy products (including all those acquired) would eventually no longer be supported. Management believes that its new strategy has had a significant effect on some of its

25

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

12.    Restructuring of Operations (continued)

existing products and business because customers will be required to eventually implement T- Rex One or be on an unsupported platform. As a result, in accordance with SFAS No. 121, the Company recorded a charge to impair $2,660,000 of acquired software and $4,442,000 of goodwill to more appropriately reflect the value of future cash flows from the existing customer base. As a result of the charge, all goodwill related to the acquisition of Flux was eliminated (Note 3). Goodwill related to the Renlar acquisition was reduced to $1,313,000 and the software license and prepaid royalty for the DCH technology were also eliminated (Note 3). Management determined the impairment charge using an independent valuation.

In conjunction with its decision to replace the existing product set, the Company announced a plan to consolidate legacy systems (existing and acquired) operations and development activities and to focus its resources on the development and deployment of T-Rex One. The plan of restructuring approved by the Board of Directors included a restructuring charge of $1,980,000. The restructuring charge consisted primarily of severance benefits and costs related to the termination of 110 employees during the period from June 2001 through April 2002. As of June 30, 2001, $42,000 of the severance benefits or costs had been paid. During the period ended May 28, 2002, $938,000 of the severance benefits and costs were paid to 107 terminated employees. Approximately $325,000 of the accrual was reversed as a reduction of restructuring charge in fiscal 2002. The balance of this portion of the accrual at May 31, 2002 is $675,000.

In May 2002, in conjunction with its Agreement and Plan of Merger with NDC, the Company reorganized certain sales, operations and administrative functions. As a result of this plan, which the Board of Directors approved, the Company recorded a restructuring charge of $1,731,000.

The restructuring charge consisted primarily of stock-based compensation, severance benefits and costs related to the termination of 72 employees during the period from June 2002 through March 2003. Approximately $347,000 of the expense related to stock compensation which was recorded as a credit to paid-in capital. As of May 31, 2002, none of the restructuring costs with respect to the 2002 charge have been paid.

TechRx Incorporated

Notes to Consolidated Financial Statements (continued)

13.    Supplemental Disclosure of Cash Flow Information

Supplemental disclosure of cash flow information
Cash paid for income taxes	$—	$29

Cash paid for interest	$406	$199

Supplemental disclosure of noncash flow information

Capital leases (including NDC)	$1,592	$161

Conversion of Preferred Series B stock to common stock	2,988	—

Conversion of Preferred Series C stock to common stock	43,652	—

Preferred Series B dividends	221	240

Preferred Series C dividends	1,485	—

Accretion of redeemable preferred stock	206	66

Unpaid transaction costs reimbursable by shareholder	1,692	—